UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
__________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

February 9, 2009
(Date of report)

February 4, 2009
(Date of earliest event reported)

SOTHEBY’S

(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-9750	38-2478409
(Commission File Number)	(IRS Employer Identification No.)

1334 York Avenue
New York, NY 10021
(Address of principal executive offices)

(212) 606-7000
(Registrant’s telephone number, including area code)

No Change

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Sotheby’s (or the “Company”) has a senior secured credit agreement with an international syndicate of lenders arranged by Bank of America Securities N.A. (“BofA”) (the “BofA Credit Agreement”) that expires on September 7, 2010. The BofA Credit Agreement contains financial and non-financial covenants which, among other things, require the Company to maintain certain quarterly interest and leverage coverage ratios.

On February 4, 2009, as a result of the acceleration by RFR Holding Corp. of the closing date of the Company’s purchase of the York Property (see Item 2.01, “Completion of Acquisition or Disposition of Assets,” below) and the significant auction guarantee losses that the Company incurred in the second half of 2008, the BofA Credit Agreement was amended to provide for the following:

  An increase in the maximum leverage ratio from 3.5 to 4.25 for the twelve months ended March 31, 2009, 4.75 for the twelve months ended June 30, 2009, 5.0 for the twelve months ended September 30, 2009 and 3.75 for the twelve months ended December 31, 2009. In the first quarter of 2010, the maximum leverage ratio reverts to 3.5 for the remaining term of the BofA Credit Agreement.

  A one-time adjustment to the calculation of the leverage ratio to exclude certain auction guarantee losses incurred in the second half of 2008.

  An increase in the available capacity for repurchases of long-term debt from $20 million to $40 million. (See Item 8.01, “Other Events,” below.)

  An increase in the interest rate charged on outstanding borrowings, which will now be LIBOR plus a margin between 3.25% and 4.5% determined by reference to the Company’s leverage ratio. Prior to this amendment, the interest rate charged on outstanding borrowings was LIBOR plus 1.75%.

  A reduction in the total borrowing capacity from $300 million to $250 million. Management concluded that this reduction is appropriate as operating cash flows and cash balances in combination with the lower level of borrowings available under the BofA Credit Agreement are expected to be adequate to meet the Company’s anticipated short-term and long-term commitments, operating needs and capital requirements through the September 2010 expiration date. (See statement on Forward Looking Statements.)

As a result of this amendment, the Company incurred one-time upfront fees of approximately $2 million, which will be amortized to interest expense over the remaining term of the BofA Credit Agreement.

Item 2.01 Completion of Acquisition or Disposition of Assets

On February 7, 2003, Sotheby’s sold the land and building located at 1334 York Avenue, New York, N.Y. (the “York Property”) to an affiliate of RFR Holding Corp. (“RFR”) and entered into an agreement to lease it back from RFR for an initial 20-year term, with options for the Company to extend the lease for two additional 10-year terms.

On January 11, 2008, Sotheby’s entered into a contract to reacquire the York Property from RFR for an aggregate purchase price of $370 million (the “Purchase and Sale Agreement”). The Company also agreed to give the principals of RFR certain terms for future sales of works of art at Sotheby’s auctions. The sale of the York Property was originally scheduled to take place on July 1, 2009, subject to RFR’s right under the Purchase and Sale Agreement to accelerate the closing to an earlier date. On November 21, 2008, RFR exercised its right to accelerate the closing, which occurred on February 6, 2009.

The Company financed the purchase price through an initial $50 million cash payment made in conjunction with the signing of the Purchase and Sale Agreement on January 11, 2008, an $85 million cash payment made at closing on February 6, 2009 and the assumption of an existing $235 million mortgage on the York Property, which has an interest rate that is favorable in the current market. The mortgage loan matures on July 1, 2035, with an optional pre-payment date of July 1, 2015, and bears an annual rate of interest of approximately 5.6%, which increases subsequent to July 1, 2015. It is the Company’s current intention to pre-pay the mortgage on or about July 1, 2015.

As a result of the closing of the transaction, the existing York Property capital lease obligation of $167 million, which had an effective interest rate of 10.4%, and the related $122 million net capital lease asset, as well as a $16 million deferred gain will be derecognized in the Company’s Consolidated Balance Sheet and the net effect will be deducted from the cost recorded in the Company’s Consolidated Balance Sheet. Accordingly, the land and building acquired will be recorded on the Company’s Consolidated Balance Sheet at a carrying value of approximately $320 million. Additionally, the Company will recognize the $235 million York Property mortgage obligation in its Consolidated Balance Sheet.

As a result of the closing of the transaction and the assumption of the York Property mortgage obligation, the Company expects net decreases in depreciation expense and interest expense of approximately $2 million and $3 million, respectively, for the year ending December 31, 2009, when compared to 2008. The expected net decrease in depreciation expense is principally the result of the difference in depreciable lives between the purchased York Property building and the derecognized York Property capital lease asset. The expected net decrease in interest expense is principally the result of the lower interest rate associated with the assumed York Property mortgage obligation (5.6%) when compared to the derecognized York Property capital lease obligation (10.4%) .

(See statement on Forward Looking Statements.)

Item 8.01 Other Events

On December 23, 2008, the Company repurchased an aggregate principal amount of $19 million of its $150 million aggregate outstanding 7.75% Senior Notes (the “Senior Notes”), due June 15, 2015, for a purchase price of $10.5 million (representing 56% of the aggregate principal amount). This repurchase resulted in a non-cash gain of approximately $8 million, which will be reflected in the Company’s results for the fourth quarter of 2008. Additionally, the Company will realize annual interest expense savings of approximately $1.5 million beginning in 2009.

On January 27, 2009, the Company repurchased an additional $2.8 million of its Senior Notes for $1.6 million (representing 59% of the aggregate principal amount). This repurchase resulted in a non-cash gain of approximately $1.1 million, which will be reflected in the Company’s results for the first quarter of 2009.

Management will continue to monitor the market for its Senior Notes and may purchase additional bonds opportunistically, as and when pricing is favorable, subject to the $40 million limitation imposed by the BofA Credit Agreement.

(See statement on Forward Looking Statements.)

FORWARD LOOKING STATEMENTS

This Form 8-K contains certain forward looking statements; as such term is defined in Section 21E of the Securities Exchange Act of 1934, as amended, relating to future events and the financial performance of the Company. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performance will differ materially from such predictions.

SIGNATURE

SOTHEBY'S

By:	/s/ Kevin M. Delaney

Kevin M. Delaney
Senior Vice President, Corporate
Controller and Chief
Accounting Officer

Date:	February 9, 2009